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                                                                   Exhibit 10.28
                                                                   -------------


                         MANAGEMENT CONTINUITY AGREEMENT


         THIS AGREEMENT dated as of this 1st day of August, 2002 between Robert
D. Rehley (the "Executive") and EnPro Industries, Inc., a North Carolina corporation (the "Company").

         WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel in the event there is, or is threatened, a change in control of the Company; and

         WHEREAS, the Company recognizes that the uncertainty and questions which may arise among key management in connection with the possibility of a change in control may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders; and

         WHEREAS, the Company desires to provide certain protection to Executive in the event of a change in control of the Company as set forth in this Agreement in order to induce Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a change in control of the Company;

                                   WITNESSETH:

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

         1. TERM. The "Term" of this Agreement shall mean the period commencing on the date hereof and ending eighteen (18) months after such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), the Term shall be automatically extended so as to terminate eighteen (18) months from such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Term shall not be so extended.

         2. PERIOD OF EMPLOYMENT. Executive's "Period of Employment" shall commence on the date on which a Change in Control occurs during the Term and shall end on the date that is eighteen (18) months after the date on which such Change in Control occurs (subject to the provisions of Section 20 below pursuant to which the Period of Employment may be deemed to have commenced prior to the date of a Change in Control in certain circumstances).

         3. CERTAIN DEFINITIONS. For purposes of this Agreement:

                  "Board" shall mean the Board of Directors of the Company.

                  "Cause" shall mean Executive's termination of employment with the Company due to (A) the willful and continued failure by Executive to substantially perform Executive's duties with the Company, which failure causes material and demonstrable injury to the Company (other than any such failure resulting from Executive's incapacity

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         due to physical or mental illness), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, and after Executive has been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct Executive's performance, or (B) the willful engaging by Executive in other gross misconduct materially and demonstrably injurious to the Company. For purposes hereof, no act, or failure to act, on Executive's part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in clause (A) (including the expiration of the Cure Period without the correction of Executive's performance) or clause (B) above and specifying the particulars thereof in detail.

                  "Change in Control" shall mean:

                           (i) The acquisition by any individual, entity or
                  group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (other than by exercise of a conversion privilege), (B) any acquisition by the Company or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (D) any acquisition by any company with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such


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                  acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of the Company, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                           (ii) individuals who, as of the Distribution Date (as
                  such term is defined in the Distribution Agreement among Goodrich Corporation, EnPro Industries, Inc. and Coltec Industries Inc), constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Distribution Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest; or

                           (iii) consummation of a reorganization, merger or
                  consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of the Company, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                           (iv) consummation of (A) a complete liquidation or
                  dissolution of the Company or (B) a sale or other disposition of all or substantially all of the assets of the Company, other than to a company, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such company and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of the Company, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

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                  "Date of Termination" is as defined in Section 8 below.

                  "Good Reason" shall mean:

                           (i) without Executive's express written consent, (A)
                  the assignment to Executive of any new duties or responsibilities substantially inconsistent in character with Executive's duties and responsibilities within the Company immediately prior to a Change in Control, (B) any substantial adverse change in Executive's duties and responsibilities as in effect immediately prior to a Change in Control, including, but not limited to, a reduction in duties or responsibilities which occurs because the Company is no longer an independent publicly-held entity, (C) any removal of Executive from or any failure to re-elect Executive to any director position of the Company, (D) a change in the annual or long term incentive plan in which Executive currently participates such that Executive's opportunity to earn incentive compensation is impaired, (E) a material reduction in the aggregate value of Company perquisites made available to Executive, (F) an elimination or material impairment of Executive's ability to participate in retirement plans comparable to those in which Executive currently participates, (G) any substantial increase in Executive's obligation to travel on the Company's business over Executive's present business travel obligations, or (H) an elimination or material impairment of Executive's ability to receive stock options with values comparable to those Executive was granted within the one year period preceding the commencement of the Period of Employment;

                           (ii) the failure of the Company to comply with any
                  other of its obligations under Section 4 herein;

                           (iii) the relocation of the offices of the Company at
                  which Executive was employed immediately prior to the Change in Control to a location which is more than fifty (50) miles from such prior location, or the failure of the Company to (A) pay or reimburse Executive, in accordance with the Company's relocation policy for its employees in existence immediately prior to a Change in Control, for all reasonable costs and expenses; plus "gross ups" referred to in such policy incurred by Executive relating to a change of Executive's principal residence in connection with any relocation of the Company's offices to which Executive consents, and (B) indemnify Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (1) Executive's aggregate investment in such residence or (2) the fair market value of such residence as determined by the relocation management organization used by the Company immediately prior to the Change in Control (or other real estate appraiser designated by Executive and reasonably satisfactory to the Company)) realized in the


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                  sale of Executive's principal residence in connection with any such change of residence;

                           (iv) the failure of the Company to obtain the
                  assumption of and the agreement to perform this Agreement by any successor as contemplated in Section 11 hereof; or

                           (v) any purported termination of Executive's
                  employment during the Period of Employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7 hereof.

                  "Incapacity Discharge" means Executive's termination of employment with the Company if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from Executive's duties with the Company on a full-time basis for one-hundred twenty (120) consecutive business days, and within thirty
         (30) days after a written Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

                  "Mandatory Retirement Date" shall mean the compulsory retirement date, if any, established by the Company for those executives of the Company who, by reason of their positions and the size of their nonforfeitable annual retirement benefits under the Company's pension, profit-sharing, and deferred compensation plans, are exempt from, the provisions of the Age Discrimination in Employment Act, 29 U.S.C. Sections 621, et seq, which date shall not in any event be earlier for any executive than the last day of the month in which such Executive reaches age 65.

                  "Notice of Termination" is as defined in Section 7 below.

                  "Payment Period" shall mean eighteen (18) months, provided that the Payment Period shall not exceed the number of whole calendar months between the Executive's Date of Termination and Mandatory Retirement Date (if applicable).

         4. COMPENSATION DURING PERIOD OF EMPLOYMENT. For so long during Executive's Period of Employment as Executive is an employee of the Company, the Company shall be obligated to compensate Executive as follows:

                  (a) Executive shall continue to receive Executive's full base salary at the rate in effect immediately prior to the Change in Control. Executive's base salary shall be increased annually, with each such increase due on the anniversary date of Executive's most recent previous increase. Each such increase shall be no less than an amount which at least equals on a percentage basis the mean of the annualized percentage increases in base salary for all elected officers of the Company during the two full calendar years immediately preceding the Change in Control.

                  (b) Executive shall continue to participate in all benefit and compensation plans (including but not limited to the Equity Compensation Plan, Long-Term Incentive Program, Performance Share Deferred Compensation Plan, Annual Performance Plan,


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Executive Life Insurance Program, Deferred Compensation Plan, Defined Benefit
Restoration Plan, Supplemental Executive Retirement Plan, pension plan, savings plan, flexible benefits plan, life insurance plan, health and accident plan or disability plan) in which Executive was participating immediately prior to the Change in Control, or in plans providing substantially similar benefits, in either case upon terms and conditions and at levels at least as favorable as those provided to Executive under the plans in which Executive was participating immediately prior to the Change in Control;

                  (c) Executive shall continue to receive all fringe benefits, perquisites, and similar arrangements which Executive was entitled to receive immediately prior to the Change in Control; and

                  (d) Executive shall continue to receive annually the number of paid vacation days and holidays Executive was entitled to receive immediately prior to the Change in Control.

         5. COMPENSATION UPON TERMINATION OF EMPLOYMENT. The following provisions set forth the benefits that may become payable to Executive upon termination of employment with the Company during the Period of Employment in accordance with, and subject to, the provisions of Section 6 below:

                  (a) By not later than the fifth business day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of the following:

                           (i) any base salary that is earned but unpaid as of
                  the Date of Termination;

                           (ii) a pro rata portion of the "target incentive
                  amount" under the Annual Performance Plan for the calendar year in which the Date of Termination occurs (based on the number of calendar days in such calendar year completed through the Date of Termination); and

                           (iii) a pro rata portion of the "calculated market
                  value" of the phantom Performance Shares, if any, awarded to Executive under the Company's Long-Term Incentive Program (the "LTIP") for each Plan Cycle under the LTIP that has not been completed as of the Date of Termination, determined as follows:

                                    (A) The performance for each such Plan Cycle
                           under the applicable LTIP award agreement shall be determined based on (x) for any completed calendar year of the Plan Cycle as of the Date of Termination, actual performance for the calendar year, (y) for the calendar year in which the Date of Termination occurs if at least one calendar quarter has been completed during such calendar year, the greater of target performance for the calendar year or actual performance for the completed calendar quarter(s) for the calendar year annualized for the year, and (z) for any other calendar years of the Plan Cycle, target performance for the calendar year.


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                                    (B) The number of phantom Performance Shares
                           for each such Plan Cycle shall be adjusted in accordance with the formula set forth in the applicable LTIP award agreement based on the performance for the Plan Cycle determined under paragraph (A) above.

                                    (C) The pro rata portion of the "calculated
                           market value" of the number of phantom Performance Shares adjusted in accordance with paragraph (B) above shall be based on the number of calendar days in the Plan Cycle completed through the Date of Termination.

Section 5(c) below sets for the method for determining the "target incentive amount" under the Annual Performance Plan and the "calculated market value" of phantom Performance Shares under the LTIP. Any amounts payable under Sections 5(a)(ii) or (iii) above shall be offset dollar-for-dollar by any pro rata payments otherwise provided for under the Annual Performance Plan or the LTIP.

                  (b) In lieu of any salary payments that Executive would have received if he had continued in the employment of the Company during the Payment Period, the Company shall pay to Executive in a lump sum, by not later than the fifth business day following the Date of Termination, an amount equal to one-twelfth of Executive's annualized base salary in effect immediately prior to the Date of Termination, multiplied by the number of months in the Payment Period.

                  (c) By not later than the fifth day following the Date of Termination, the Company shall pay Executive in a lump sum an amount equal to the sum of:

                           (i) under the Annual Performance Plan (and in lieu of
                  any further awards under the Annual Performance Plan that Executive would have received if he had continued in the employment of the Company during the Payment Period), the number of months in the Payment Period multiplied by the greatest of one-twelfth of: (A) the amount most recently paid to Executive for a full calendar year; (B) Executive's "target incentive amount" for the calendar year in which his Date of Termination occurs; or (C) Executive's "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs; plus, if applicable,

                           (ii) under the LTIP (and in lieu of any further
                  grants under the LTIP that Executive would have received if he had continued in the employment of the Company during the Payment Period), twelve (12) multiplied by the greatest of:
                  (A) with respect to the most recently completed Plan Cycle as of the Date of Termination, one-twelfth of the "calculated market value" of the Performance Shares actually awarded Executive (including the value of any Performance Shares Executive may have elected to defer under the Performance Share Deferred Compensation Program); (B) with respect to the most recently commenced Plan Cycle under the LTIP (if Executive is a participant in such Plan Cycle) prior to Executive's Date of Termination, one-twelfth of the "calculated


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                  market value" of the phantom Performance Shares, if any,
                  awarded to Executive; or (C) with respect to the most recently commenced Plan Cycle prior to the date of the occurrence of the Change in Control, one-twelfth of the "calculated market value" of the phantom Performance Shares, if any, awarded to Executive.

         For purposes of this Section 5, Executive's "target incentive amount" under the Annual Performance Plan for a given calendar year (i.e., the calendar year in which the Date of Termination occurs or the Change in Control occurs, as applicable) is determined by multiplying (i) Executive's annualized total gross base salary for the calendar year by (ii) the incentive target percentage which is applicable to Executive's incentive category under the Annual Performance Plan for the calendar year. For purposes of this Section 5, the "calculated market value" of each Performance Share actually awarded upon completion of a Plan Cycle, Performance Share deferred under the Performance Share Deferred Compensation Program or phantom Performance Share granted under the LTIP shall be the mean of the high and low prices of the Company's common stock on the relevant date as reported on the New York Stock Exchange Composite Transactions listing (or similar report), or, if no sale was made on such date, then on the next preceding day on which a sale was made multiplied by the number of shares involved in the calculation. The relevant date for Section 5(a)(iii) and clauses 5(c)(ii)(B) and 5(c)(ii)(C) is the date upon which the Compensation Committee ("Committee") of the Board of Directors awarded the phantom Performance Shares in question; for clause 5(c)(ii)(A) the relevant date is the date on which the Committee made a determination of attainment of financial objectives and awarded Performance Shares (including any Performance Shares Executive may have elected to defer under the Performance Share Deferred Compensation Program).

         Any payments received pursuant to Sections 5(c)(i) or (ii) above shall be in addition to, and not in lieu of, any payments required to be made to Executive as the result of the happening of an event that would constitute a change in control pursuant to the provisions of the Annual Performance Plan or LTIP, as applicable.

         (d) If Executive is under age 55, or over the age of 55 but not eligible to retire, at the Date of Termination the Company shall maintain in full force and effect, for Executive's continued benefit, for the Payment Period, all health and welfare benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Date of Termination (or such other comparable plans, programs or arrangements that provide, in the aggregate, benefits which have an economic value at least as favorable to Executive as those plans, programs and arrangements in which Executive participated prior to the Date of Termination), as long as Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred or modified, the Company shall provide Executive with benefits substantially similar to those to which Executive would have been entitled to receive under such plans and programs, had Executive continued to participate in them as an Executive of the Company plus an amount in cash equal to the amount necessary to cause the amount of the aggregate after-tax compensation and employee benefits Executive receive pursuant to this provision to be equal to the aggregate after-tax value of the benefits which Executive would have received if Executive continued to receive such benefits as an employee. If Executive is age 55 or over and eligible to retire on the Date of Termination, the Company shall provide


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Executive with those health and welfare benefits to which Executive would be entitled under the Company's general retirement policies if Executive retired on the Date of Termination with the Company paying that percentage of the premium cost of the plans which it would have paid under the terms of the plans in effect immediately prior to the Change of Control with respect to individuals who retire at age 65, regardless of Executive's actual age on the Termination Date, provided such benefits would be at least equal to those which would have been payable if Executive had been eligible to retire and had retired immediately prior to the Change in Control.

         (e) The Company shall for the Payment Period continue, and Executive shall be entitled to receive fringe benefit programs, perquisites, and similar arrangements (which, by way of illustration and not limitation, shall include: company car, health, dining and country club memberships, financial planning services, telecommunications services, home security systems and the like) which in the aggregate have an economic value at least as favorable to Executive as those Executive was entitled to receive or participate in immediately prior to the Date of Termination. In addition and notwithstanding any provision of the Company's 2002 Equity Compensation Plan (or any comparable equity award plan of the Company) or any applicable award agreement thereunder to the contrary, Executive may exercise any of Executive's stock options that are vested as of Executive's Date of Termination at any time during the Payment Period (but not exceeding the original expiration date of the options).

         (f) The Company shall, in addition to the benefits to which Executive is entitled under the retirement plans or programs sponsored by the Company or its affiliates in which Executive participates (including without limitation any Supplemental Executive Retirement Plan in which Executive participates, if applicable), pay Executive in a lump sum in cash by no later than the fifth day following the Date of Termination an amount equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plans or programs had Executive accumulated additional years of continuous service under such plans equal in length to Executive's Payment Period. The length of the Payment Period will be added to total years of continuous service for determining vesting, the amount of benefit accrual, to the age which Executive will be considered to be for the purposes of determining eligibility for normal or early retirement calculations and the age used for determining the amount of any actuarial reduction. For the purposes of calculating the additional benefit accrual under this paragraph, the amount of compensation Executive will be deemed to have received during each month of Executive's Payment Period shall be equal to the sum of Executive's annual base salary prorated on a monthly basis as provided for under Section 4(a) immediately prior to the Date of Termination (including salary increases), plus under the Company's Annual Performance Plan the greatest of one-twelfth of:

                  (i) the amount most recently paid to Executive for a full calendar year,

                  (ii) Executive's "target incentive amount" for the calendar year in which Executive's Date of Termination occurs, or


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                  (iii) Executive's "target incentive amount" in effect prior to the Change in Control for the calendar year in which the Change in Control occurs.

Attached as Exhibit 1 is an illustration, not intending to be exhaustive, of examples of how inclusion of the Payment Period may affect the calculation of Executive's retirement benefit.

         (g) In no event shall any amount payable to Executive described in this
Section 5 be considered compensation or earnings under any pension, savings or other retirement plan of the Company.

         6. TERMINATION.

         (a) TERMINATION WITHOUT COMPENSATION. If Executive's employment is terminated for any of the following reasons, Executive shall not be entitled by virtue of this Agreement to any of the benefits provided in the foregoing
Section 5:

                           (i) If, prior to the commencement of the Period of
                  Employment, Executive's employment with the Company is terminated at any time for any reason, including without limitation due to (A) Executive's death, (B) an Incapacity Discharge, (C) a termination initiated by the Company with or without Cause or (D) resignation, retirement or other termination initiated by Executive with or without Good Reason, subject, however, to the provisions of Section 20 below.

                           (ii) If Executive's employment with the Company is
                  terminated during the Period of Employment with Cause.

                           (iii) If Executive resigns, retires or otherwise
                  voluntarily terminates employment with the Company during the Period of Employment without Good Reason.

         (b) TERMINATION WITH COMPENSATION. If Executive's employment is terminated for any of the following reasons, Executive shall be entitled by virtue of this Agreement to the benefits provided in the foregoing Section 5 as follows:

                           (i) If, during the Period of Employment, the Company
                  discharges Executive other than for Cause, Executive shall receive all of the benefits and payments provided in Section 5.

                           (ii) Executive may terminate his employment with the
                  Company at any time during the Period of Employment for Good Reason ("Good Reason Termination") and shall receive all of the benefits and payments provided in Section 5.

                           (iii) If, during the Period of Employment, Executive
                  either (A) retires from employment with the Company or (B) if the Company discharges Executive due to an Incapacity Discharge, in either case while Executive has cause to


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                  terminate his employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive shall receive all of the benefits and payments provided in Section 5.

                           (iv) If Executive dies while employed by the Company
                  during the Period of Employment while having cause to terminate his employment as a Good Reason Termination (whether or not Executive has provided Notice of Termination to the Company pursuant to Section 7), Executive's beneficiary or beneficiaries named on Exhibit 2 to this Agreement (or Executive's estate if he has not named a beneficiary) shall be entitled to receive those payments provided under Sections 5(a), 5(b) and 5(c) of this Agreement in addition to any benefits that such beneficiaries would be entitled under any other plan, program or policy of the Company as a result of Executive's employment with the Company.

                           (v) Executive may become eligible for the benefits
                  and payments under Section 5 for termination of employment prior to a Change in Control in accordance with, and subject to, the provisions of Section 20 below.

         7. NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or any termination by Executive as a Good Reason Termination shall be communicated by written notice to the other party hereto. For purposes of this Agreement, such notice shall be referred to as a "Notice of Termination." Such notice shall, to the extent applicable, set forth the specific reason for termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         8. DATE OF TERMINATION. "Date of Termination" shall mean:

                  (a) If Executive terminates Executive's employment as a Good Reason Termination, the date specified in the Notice of Termination, but in no event more than sixty (60) days after Notice of Termination is given.

                  (b) If Executive's employment is terminated with Cause, the date on which a Notice of Termination is given, except that the Date of Termination shall not be any date prior to the date on which the Cure Period expires without the correction of Executive's performance (if applicable).

                  (c) If Executive's employment pursuant to this Agreement is terminated following absence due to physical incapacity as an Incapacity Discharge, then the Date of Termination shall be thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period).

                  (d) A termination of employment by either the Company or by Executive shall not affect any rights Executive or Executive's surviving spouse or beneficiaries may have


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pursuant to any other agreement or plan of the Company providing benefits to
Executive, except as provided in such agreement or plan.

         9. CERTAIN ADDITIONAL PAYMENTS.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when such a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young (or their successors) (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment as determined pursuant to this Section 9, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 9(c) And Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to Executive or for Executive's benefit.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive or his representative is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably
                  requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in
                  order effectively to contest such claim, and

                           (iv) permit the Company to participate in any
                  proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), Executive become entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. NO OBLIGATION TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. Executive shall not be required to refund the amount of any payment or employee benefit provided for or otherwise mitigate damages under this Agreement by seeking or accepting other employment or otherwise, nor shall the amount of any payment required to be made under this Agreement be reduced by any compensation earned by Executive as the result of any employment by another employer after the date of termination of Executive's employment with the Company, or otherwise. Upon receipt of written notice from Executive that Executive has been reemployed by another company or entity on a full-time basis, benefits, fringe benefits and perquisites otherwise receivable by Executive pursuant to Sections 5(d) or 5(e) related to life, health, disability and accident insurance plans and programs and other similar benefits, company cars, financial planning, country club memberships, and the like (but not incentive compensation, LTIP, pension plans or other similar plans and programs) shall be reduced to the extent comparable benefits are made available to Executive at his new employment and any such benefits actually received by Executive shall be reported to the Company by Executive.

                  The provisions of the Agreement, and any payment or benefit provided for hereunder shall not reduce any amount otherwise payable, or in any way diminish Executive's existing rights, or rights which would occur solely as a result of the passage of time, under any other agreement, contract, plan or arrangement with the Company.

         11. SUCCESSORS AND BINDING AGREEMENT.

                  (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement.

                  (b) This Agreement shall be binding upon the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.

                  (c) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive pursuant to Sections 5 and 6 hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         12. NOTICES. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing, except that notices of change of address shall be effective only upon receipt.

         13. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina, without giving effect to the principles of conflict of laws of such State.

         14. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged, and this Agreement may not be terminated before the end of the Term, unless such waiver, modification, discharge or termination is agreed to in a writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which is not set forth expressly in this Agreement.

         15. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         17. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         18. NONASSIGNABILITY. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 11 above. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section 18 the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.

         19. LEGAL FEES AND EXPENSES. If a Change in Control shall have occurred, thereafter the Company shall pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive to successfully (in whole or in part and whether by modification of the Company's position, agreement, compromise, settlement, or administrative or judicial determination) enforce this Agreement or any provision hereof or as a result of the Company or any Shareholder of the Company contesting the validity or enforceability of this Agreement or any provision hereof. To secure the foregoing obligation, the Company shall, within 90 days after being requested by Executive to do so, enter into a contract with an insurance company, open a letter of credit or establish an escrow in a form satisfactory to Executive.

         20. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on Executive's part or on the part of the Company to have Executive remain in the employment of the Company prior to the commencement of the Period of Employment; provided, however, that any termination or purported termination of Executive's employment by the Company without Cause, or termination of Executive's employment by Executive under circumstances that would constitute Good Reason had a Change in Control occurred, in either case following the commencement of any discussion with a third party, or the announcement by a third party of the commencement of, or the intention to commence a tender offer, or other intention to acquire all or a portion of the equity securities of the Company that ultimately results in a Change in Control shall be deemed to be a termination of Executive's employment after a Change in Control for purposes of (i) this Agreement and both the Period of Employment and the Payment Period shall be deemed to have begun on the day prior to such termination and (ii) the Company's Equity Compensation Plan as if the Change in Control had occurred on the day prior to such termination (resulting in the full vesting and extended exercisability of the Executive's outstanding stock options under, and in accordance with, the provisions of the Equity Compensation Plan).

         21. RIGHT OF SETOFF. There shall be no right of setoff or counterclaim against, or delay in, any payment by the Company to Executive or Executive's designated beneficiary or beneficiaries provided for in this Agreement in respect of any claim against Executive or any debt or obligation owed by Executive, whether arising hereunder or otherwise.

         22. RIGHTS TO OTHER BENEFITS. The existence of the Agreement and Executive's rights hereunder shall be in addition to, and not in lieu of, Executive's rights under any other of the Company's compensation and benefit plans and programs, and under any other contract or agreement between Executive and the Company.

         23. PRIOR AGREEMENTS. This Agreement supersedes and replaces any and all prior agreements and understandings between the Company and the Executive with respect to the subject matter hereof. Any such prior agreements and understandings are no longer in force or effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                          ENPRO INDUSTRIES, INC.


                                          By:  /s/ Ernest F. Schaub
                                               -------------------------------
                                               Name:   Ernest F. Schaub
                                               Title:  President and Chief
                                                            Executive Officer



                                               /s/ Robert D. Rehley
                                               -------------------------------
                                                   ROBERT D. REHLEY

                                    EXHIBIT 1

         A. If as of Executive's Date of Termination Executive's years of continuous service under the applicable retirement plans for purposes of determining eligibility for normal or early retirement plus the length of Executive's Payment Period is at least 5, then

                  1. If as of Executive's Date of Termination Executive's age plus the length of Executive's Payment Period is at least 65, Executive's retirement benefit under Section 5(f) will be calculated as a "normal retirement" benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period; and

                  2. If as of Executive's Date of Termination Executive's age plus the length of Executive's Payment Period is at least 55 but less than 65, Executive's retirement benefit under Section 5(f) will be calculated as an "early retirement" benefit to which Executive would have been entitled under the terms of the retirement plan in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period. The actuarial reduction used shall be the actuarial reduction factor for early retirement, calculated to Executive's actual age plus the length of Executive's Payment Period, at Executive's Date of Termination.

         B. If as of Executive's Date of Termination the sum of Executive's years of continuous service under the applicable retirement plans for purposes of determining eligibility for normal or early retirement plus the length of Executive's Payment Period is less than 5, or Executive's age plus the length of Executive's Payment Period is less than 55, Executive's retirement benefit under
Section 5(f) will be calculated as a "deferred vested pension" to which Executive would have been entitled under the terms of the retirement plans in which Executive participates had Executive accumulated benefit service under the retirement plan that included the Payment Period. The actuarial reduction used shall be the actuarial reduction factor for a deferred vested pension, calculated to Executive's actual age at Executive's Date of Termination plus the length of Executive's Payment Period.

         C. For purposes of Section 5(f), "actuarial equivalent" shall be determined using the same methods and assumptions as those utilized under the Company's retirement plans and programs immediately prior to the Change in Control.

                                    EXHIBIT 2

                             BENEFICIARY DESIGNATION

I hereby designate the following person(s) as a beneficiary for the purposes of
Section 6(b)(iv) to the extent of the percentage interest listed next to their name:


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           NAME                                  PERCENTAGE INTEREST
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              TOTAL (CANNOT EXCEED 100%)
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